Exhibit 99.1

News Release

Contacts:	BNY Mellon Media	BNY Mellon Investors	Trian Media and Investors
	Kevin Heine	Valerie Haertel	Anne Tarbell
	212-635-1590	212-635-8529	212-451-3030
	Kevin.heine@bnymellon.com	Valerie.haertel@bnymellon.com	atarbell@trianpartners.com

BNY Mellon Elects Ed Garden of Trian to Board of Directors

NEW YORK, December 2, 2014 – BNY Mellon, a global leader in investment management and investment services, today announced that it has elected Ed Garden, Chief Investment Officer and a founding partner of Trian Fund Management, L.P. (Trian), as a director, effective immediately. With the addition of Garden, BNY Mellon’s Board will have fourteen directors, thirteen of whom are independent. Garden will also be included in the company’s slate of nominees for election to the Board at the 2015 Annual Meeting of Shareholders.

“We have had valuable discussions with Ed and Trian over the past several months about our progress towards improving our financial performance and capitalizing on the expanding opportunities in the markets we serve,” said Gerald L. Hassell, BNY Mellon’s Chairman and Chief Executive Officer. “Ed brings to our Board the perspective of a large and engaged shareholder in BNY Mellon and has a track record of working collaboratively with other boards and management teams. We welcome him and we look forward to benefiting from Trian’s insights and contributions as we continue to build value for our clients and shareholders.”

Ed Garden commented: “As one of the company’s largest shareholders, Trian believes BNY Mellon is an industry leader with attractive businesses and great potential. At its recent investor meeting, BNY Mellon set a number of financial goals to be achieved from 2015 through 2017 and I look forward to working closely and constructively with Gerald and the Board to execute on these goals.”

Garden will join the Human Resources & Compensation Committee and the Risk Committee of BNY Mellon’s Board of Directors.

Garden, along with Nelson Peltz and Peter May, founded Trian. As Chief Investment Officer, Garden oversees all aspects of Trian’s portfolio management, idea generation, analyses and due diligence activities. Garden also typically leads, along with Peltz and May, Trian’s engagement with the management teams and boards of directors at the companies in which it invests. Garden currently serves on the boards of The Wendy’s Company and Family Dollar Stores, Inc.

About Trian Fund Management, L.P.

Founded in 2005 by Nelson Peltz, Peter May and Ed Garden, Trian seeks to invest in high quality but undervalued and under-performing public companies and to work constructively with the management and boards of those companies to significantly enhance shareholder value for all shareholders through a combination of improved operational execution, strategic redirection, more efficient capital allocation and increased focus.

About BNY Mellon

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries and more than 100 markets. As of Sept. 30, 2014, BNY Mellon had $28.3 trillion in assets under custody and/or administration, and $1.6 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com, or follow us on Twitter @BNYMellon.

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